Exhibit 99.1

Contacts:

Media: 703.469.1004 or media@fbr.com

Investors: Kurt Harrington at 703.469.1080 or ir@fbr.com

Friedman, Billings, Ramsey Group, Inc. Initiates Name Change

Name to be changed to Arlington Asset Investment Corporation

ARLINGTON, VA, February 23, 2009 – Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) (“The Company”) announced today that it intends to change its corporate name to Arlington Asset Investment Corporation. The Company will begin doing business under its new name immediately and will seek approval from shareholders to amend its charter to reflect the name change at its next annual shareholders meeting in June 2009. The Company will continue to be led by its existing management team.

“We believe this is a logical step for the organization,” said Eric Billings, Chairman and Chief Executive Officer. “The new name more clearly distinguishes the company from FBR Capital Markets (NASDAQ: FBCM).”

The Company has notified the New York Stock Exchange of the name change. The Company has requested a new ticker from the NYSE and expects to gain approval and begin trading under a new symbol within the next 60 days.

Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) is a real estate investment trust headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.fbr.com.

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